Exhibit 99.1

For more information contact:
Gary Sproule	Richard Land
Chief Financial Officer	David Jacoby
Youbet.com, Inc.	Jaffoni & Collins Incorporated
818/668-2100	212/835-8500 or ubet@jcir.com
YOUBET.COM’S FIRST QUARTER NET INCOME INCREASES 31%
TO $1.3 MILLION ON REVENUE OF $27.8 MILLION
- First Quarter Diluted Earnings Per Share Increase to $0.04 -
- Operating Results Reflect Continued Strength in Online Wagering
and Contributions from Recent Acquisitions -
Woodland Hills, CA, May 4, 2006 — Youbet.com, Inc. (NASDAQ: UBET), today reported net income of $1.3 million, or $0.04 per diluted share, inclusive of a $0.2 million charge attributable to share-based compensatory expense, for Youbet’s first quarter ended March 31, 2006, compared to net income of $1.0 million, or $0.03 per diluted share, in the first quarter of 2005.
In addition to year-over-year improvements in Youbet’s online Advanced Deposit Wagering (ADW) operations, the 2006 first quarter includes operating results from International Racing Group (IRG), which was acquired in June 2005, and from United Tote Company (United Tote), which was acquired on February 10, 2006. Reflecting these contributions, Youbet’s total revenue for the quarter ended March 31, 2006 rose approximately 50% to $27.8 million from $18.5 million in the year ago period. The 2006 first quarter revenue increase was partially offset by higher year-over-year expenses related to the acquisitions of IRG and United Tote, including depreciation and amortization that in the aggregate totaled $0.9 million.
Summary of First Quarter Results

(in thousands, except per share figures)	For the three months ended March 31,
	2006	2005
Total revenue	$27,756	$18,515
Adjusted EBITDA (1)(2)	$2,513	$1,105
Net income (2)	$1,349	$1,030
Diluted EPS (2)	$0.04	$0.03
(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for other income. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found at the end of this release.

(2)	For the three months ended March 31, 2006, Adjusted EBITDA, Net income and Diluted EPS as reported above includes an expense of approximately $201,000 related to Youbet’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”
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Youbet.com, Inc., 5/4/06	page 2
     The following table summarizes the key components of revenue in the three-month periods ended March 31, 2006 and 2005:

	Three Months Ended March 31,
	2006	2005
	(in thousands, except for Yield)
Youbet
Total wagers (handle)	$103,347	$88,251

Commissions from handle	$20,502	$17,763
Other revenue	847	752

Total revenue	$21,349	$18,515

Net revenue (revenues from commissions less track and licensing fees)	$8,047	$6,126
Yield(1)	7.8%	6.9%

International Racing Group(2)
Total wagers (handle)	$43,483	—
Commissions from handle	3,420	—
Net Revenue (revenues from commissions less track and licensing fees)	1,193	—
Yield(1)	2.7%	—

United Tote(3)
Contract revenue(4)	$2,939	—
Equipment sales	136	—

Total revenue	$3,075	—

(1)	Yield is defined as net revenue (commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the Consolidated Statements of Operations Information attached to this release) as a percentage of handle. The increase in Youbet yield for the three-month period ended March 31, 2006 compared to the prior year period is due to contract terms, a change in track mix and reduced win bonus payments. Youbet’s management believes that yield provides useful data to evaluate Youbet’s operating results and profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

(2)	International Racing Group was acquired by Youbet on June 2, 2005 and included in our consolidated results as of that date. Accordingly, no IRG results were included in our results for the three months ended March 31, 2005.

(3)	United Tote was acquired by Youbet on February 10, 2006 and included in our consolidated results as of that date. Accordingly, United Tote’s revenue presented above is for the period of February 10, 2006 — March 31, 2006.

(4)	Approximately $87,000 of United Tote’s contract revenue in the first quarter of 2006 was tote fees paid by Youbet and IRG.
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Youbet.com, Inc., 5/4/06	page 3
Commenting on the results, Youbet’s Chairman, President and Chief Executive Officer, Charles F. Champion, said, “The 31% rise in first quarter net income reflects continued strong momentum in our online ADW offerings. This momentum is evidenced by Youbet’s year-over-year ‘same track’ handle growth of approximately 26%. In addition, operating results are beginning to benefit from our revenue diversification efforts and both IRG’s and United Tote’s operating performance in the first quarter exceeded our expectations.
“Youbet’s handle improvements continue to be driven by our ability to attract and engage new customers, particularly in the age 21-40 segment, as we continue to focus on marketing programs that introduce the sport of horse racing and our wagering platforms to a broader, younger, tech-savvy audience. Along these lines, Youbet recently went live with two innovative programs focused on increasing wagering volumes through incentives and new customer acquisition. We are pleased with the initial response to both Youbet.net, our learn-to-play, play-for-points website, and Youbet Advantage, our player rewards program, and expect that these programs will help drive further improvements in our operating results throughout fiscal 2006 and beyond.
“The recent acquisition of United Tote has broadened our revenue base while also creating opportunities for Youbet to leverage its existing technology with United Tote’s to offer the pari-mutuel industry end-to-end solutions. Throughout the balance of 2006, we expect United Tote’s operations to realize the benefit of pari-mutuel tote market share gains achieved over the last year. In addition, United Tote has prospects for additional new contracts over the next several quarters as it demonstrates to more customers the advantages of its industry leading pari-mutuel totalizator technology. Also, later this year, we expect to introduce the first of United Tote’s innovative racing and sports contest offerings on our online platform, which will represent another new revenue opportunity for Youbet.”
Second Quarter 2006 Outlook
Though Youbet does not provide financial guidance, management believes investors should consider the following factors as they evaluate Youbet’s prospects for continued net income and earnings per share growth in the second quarter of 2006:
•	Consistent with prior expectations, year-over-year Youbet handle is expected to increase approximately 15 — 20%. Yield from Youbet derived handle is expected to decline from first quarter of 2006 levels due to a change in track mix for the second quarter of 2006, as the second quarter period includes more TVG-exclusive tracks that carry a lower yield.

•	IRG’s second quarter of 2006 yield is expected to be in line with first quarter of 2006 levels. While regaining access to certain content remains a priority, management does not believe the current quarter will reflect any benefit from these ongoing efforts.

•	Youbet will benefit from a full quarter’s contribution from United Tote, as well as new contract revenue related to the recent implementation of its tote system at Penn National Gaming’s two racetracks and six off-track wagering facilities.
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Youbet.com, Inc., 5/4/06	page 4
•	United Tote will record a one-time revenue benefit of approximately $0.4 million related to the early termination of a tote agreement for Lone Star Park.

•	Sales and marketing expenses are expected to increase from second quarter of 2005 levels due to the recent implementation of new marketing initiatives, including the Youbet Advantage player rewards program and our Youbet.net “play for points” website.

•	As in the first quarter of 2006, Youbet’s operating expenses for the second quarter will increase from the prior year period primarily due to expenses from IRG and United Tote, which were acquired in June 2005 and February 2006, respectively.

•	Reflecting the approximate 2.2 million shares of Youbet common stock paid to United Tote’s former owners as partial consideration for the acquisition of United Tote, Youbet’s weighted average diluted shares outstanding for the three-month period ending June 30, 2006 will be approximately 37.5 million, compared with 34.6 million for the three-month period ended June 30, 2005.
Mr. Champion added, “With ongoing improvements in our core online product, the recent acquisitions of United Tote and IRG and plans to develop additional revenue channels, Youbet has greater scale and revenue diversification than at any time in its history. We expect that as we continue to execute on the growth initiatives being pursued by each of our operating units, we will generate further year-over-year improvements in our operating results throughout the balance of fiscal 2006. We also continue to explore targeted acquisitions that can leverage our current infrastructure and further diversify our product offerings, revenues and geographic distribution while enhancing long-term shareholder value.”
Operating expenses (excluding track fees, licensing fees, contract costs, equipment costs and depreciation and amortization) increased approximately 48% to $8.6 million for the quarter ended March 31, 2006 from $5.8 million in the quarter ended March 31, 2005. Operating expenses as a percentage of commission revenue increased to 36% in the March 2006 quarter from 33% in the prior year period. The year-over-year operating expense increase was primarily driven by higher expenses associated with the operations of IRG and United Tote (as detailed below) that Youbet did not incur last year, as these entities were acquired subsequent to the end of the first quarter of 2005.
For the three-month period ended March 31, 2006, Youbet recorded $1.9 million in contract costs associated with United Tote’s contract revenues that Youbet did not incur last year.
The approximate $0.3 million year-over-year increase in network operations expense to $1.3 million was primarily due to $0.2 million in data center expenses and other network operation expenses for IRG that Youbet did not incur last year as well as an increase in tote fees associated with the higher wager volume compared to the prior year period.
Research and development expenses were approximately $0.8 million in the first quarter of 2006, compared to approximately $0.3 million in the first quarter of 2005. The increase was primarily due to $0.4 million in aggregate research and development expense for IRG and United Tote that Youbet did not incur last year.
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Youbet.com, Inc., 5/4/06	page 5
Sales and marketing expenses in the first quarter of 2006 were approximately $2.1 million and 7.5% of revenue, compared to $1.3 million and 6.9% of revenue in the comparable prior year period. The increase was primarily due to $0.4 million of IRG player services expenses and $0.2 million of United Tote expenses that Youbet did not incur last year. In addition, the higher sales and marketing expenses reflect costs associated with previously described new marketing programs.
General and administrative expenses increased approximately $1.2 million to $4.4 million in the first quarter of 2006 from $3.2 million in the first quarter of 2005. The increase was primarily due to such expenses associated with IRG and United Tote that Youbet did not have last year as well as higher transaction processing fees related to the increase in wagering volume, higher Sarbanes-Oxley compliance costs and legal expenses and an increase in salaries compared to the prior year period. General and administrative expenses in the first quarter of 2006 were 15.9% of total revenue compared to 17.2% in the first quarter of 2005.
Depreciation and amortization increased to $1.1 million in the first quarter of 2006 from $0.2 million in the first quarter of 2005. The year-over-year increase includes $0.2 million of non-cash amortization expense related to the intangible assets acquired from IRG and approximately $0.6 million of non-cash depreciation and amortization expense for United Tote that Youbet did not incur last year.
Youbet also incurred interest expense of $188,218 in the first quarter of 2006, compared to interest expense of $18,827 in the year ago period. The increase is due to an aggregate of $10.2 million in unsecured promissory notes issued by Youbet in connection with the acquisition of United Tote in February 2006 and United Tote’s secured debt (primarily related to the financing of equipment that is placed with United Tote’s track customers).
As of March 31, 2006, Youbet had cash and cash equivalents of $8.5 million and total current assets of $30.3 million. The decline in cash and cash equivalents from December 31, 2005, reflects $9.7 million of cash payments as part of the consideration paid for the United Tote acquisition. Reflecting the acquisition of United Tote in February, Youbet’s stockholders’ equity at March 31, 2006 was $34.3 million, compared to stockholders’ equity of $22.9 million at December 31, 2005.
Youbet.com, Inc. is hosting a conference call and webcast at 9:00 a.m. EDT today, Thursday, May 4, 2006. The conference call number is 706/679-4652. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days on the Internet at the above link.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
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Youbet.com, Inc., 5/4/06	page 6
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution. The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website – www.Youbet.net – is helping to attract new fans to racing. Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby and is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet’s Form 10-K for the year ended December 31, 2005 and in Youbet’s other filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; the inability of Youbet to successfully complete acquisitions; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
-financial tables follow-

Youbet.com, Inc., 5/4/06	page 7
Youbet.com, Inc.
Consolidated Balance Sheets (Unaudited)
March 31, 2006 and December 31, 2005

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,503,800	$16,685,787
Current portion of restricted cash	4,457,999	5,185,115
Accounts receivable, net of allowance for doubtful collection of $563,507 and $346,000	8,922,396	2,504,427
Other receivables	12,823	27,493
Inventory, net of reserve of $385,436	2,150,736	—
Current portion of notes receivable	241,122	—
Prepaid expenses	1,587,071	1,290,849
Current portion of deferred tax asset	4,464,841	4,088,000

	30,340,788	29,781,671
Property and equipment, net of accumulated depreciation and amortization of $9,322,975 and
$8,675,956	21,961,425	4,418,872
Restricted cash, net of current portion	381,962	381,962
Notes receivable, net of current portion, net of allowance for doubtful collections of $76,742	301,416	—
Intangibles and other, net of accumulated amortization of $690,525 and $338,388	17,022,685	5,025,339
Goodwill	10,447,106	—
Deferred tax asset, net of current portion	1,505,202	1,221,000

	$81,960,584	$40,828,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	$5,193,123	$620,000
Short term debt	5,200,000	—
Trade payables, TVG	3,112,208	4,805,642
Trade payables, track related	4,608,053	2,337,709
Trade payables, other	2,485,262	783,621
Accrued expenses and other	5,760,439	3,193,625
Customer deposits	6,071,008	5,905,099
Deferred revenues	464,114	121,027

	32,894,207	17,766,723
Long term debt, net of current portion	14,726,927	177,655
Fair value of interest rate swaps	11,985	—

	47,633,120	17,944,378

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding	—	—
Common stock, $0.001 par value, authorized 100,000,000 shares, 35,760,543 and 33,451,809 shares outstanding	35,761	33,452
Additional paid-in capital	115,829,560	105,715,395
Deficit	(80,174,606)	(81,524,009)
Accumulated other comprehensive loss	(22,879)	—
Treasury stock (457,015 and 457,015 shares at cost)	(1,340,372)	(1,340,372)

	34,327,464	22,884,466

	$81,960,584	$40,828,844

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 5/4/06	page 8
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
Three Months Ended March 31, 2006 and March 31, 2005

	Three Months Ended March 31,
	2006	2005
Revenues
Commissions	$23,921,590	$17,763,048
Contract revenues	2,851,891	—
Equipment sales	135,651	—
Other	846,821	752,310

	27,755,953	18,515,358

Operating costs and expenses
Track fees	11,577,615	8,625,132
Licensing, TVG	3,103,740	3,011,857
Contract costs	1,934,135	—
Equipment costs	89,254	—
Network operations	1,283,433	995,201
Research and development	766,270	319,876
Sales and marketing	2,070,869	1,276,148
General and administrative	4,417,361	3,182,438
Depreciation and amortization	1,140,214	231,825

	26,382,891	17,642,477

Income from operations	1,373,062	872,881

Other income (expense)
Interest income	157,205	89,421
Interest expense	(188,218)	(18,827)
Other	77,675	86,523
Equity in net income of joint venture	24,072	—

	70,734	157,117

Income before income taxes	1,443,796	1,029,998
Income taxes	(94,393)	—

Net income	$1,349,403	$1,029,998

Income per share — basic	$0.04	$0.03
Income per share — diluted	$0.04	$0.03
Weighted average shares outstanding
Basic	34,206,932	31,161,936
Diluted	36,377,606	35,061,539
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 5/4/06	page 9
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Three Months Ended March 31, 2006

2006
Operating activities
Net income	$1,349,403
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,140,214
Investment in joint venture	(24,072)
Stock-based compensation benefit	201,421
Change in operating assets and liabilities
Restricted cash	(41,530)
Receivables	(1,821,772)
Other receivables	17,231
Inventory	26,578
Prepaid expenses	4,920
Deposits & others	310,213
Trade payables, TVG	(1,693,434)
Trade payables, track related	2,270,344
Trade payables, other	231,073
Accrued expenses and other	749,011
Customer deposits	165,909
Deferred revenues	(55,709)
Net cash provided by operating activities	2,829,800

Investing activities
Purchases of property and equipment	(1,087,569)
Notes receivable	37,964
Cash paid for United Tote Company, Inc. acquisition, net of cash acquired of $159,762	(10,094,105)
Decrease in restricted cash	1,018,647
(Increase) in restricted cash	(250,000)

Net cash used in investing activities	(10,375,063)

Financing activities
Proceeds from exercise of stock options and warrants, net	96,871
Repayment of long term debt	(722,701)

Net cash used in financing activities	(625,830)

Foreign currency translation adjustment	(10,894)

Decrease in cash and cash equivalents	(8,181,987)
Cash and cash equivalents, beginning of period	16,685,787

Cash and cash equivalents, end of period	$8,503,800

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 5/4/06	page 10
Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended March 31,
	2006	2005

Net income	$1,349,403	$1,029,998

Depreciation and amortization	1,140,214	231,825

Income taxes	94,393	—

Less: Other income	70,734	157,117

Adjusted EBITDA (1)	$2,513,276	$1,104,706

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for other income) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider Adjusted EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. Adjusted EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
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